Exhibit 99.1

FOR IMMEDIATE RELEASENEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES SUSPENSION OF SHARE REPURCHASE PROGRAM

Atlanta, Georgia (March 25, 2020) – SunLink Health Systems, Inc. (NYSE American: SSY) announced today that it is suspending its Share Repurchase Program in light of the COVID-19 pandemic. SunLink’s management believes the suspension, while conservative, is prudent given uncertainty regarding the length and severity of the pandemic and potential uncertainty regarding the impact of the pandemic on the timeliness of reimbursement claims and payments under various Federal and state programs (e.g., Medicare and Medicaid) and from private payors. SunLink has the ability to reinstate repurchases as circumstances warrant subject to compliance with applicable SEC rules. The Company is unable to predict the impact of the continuation of the COVID-19 pandemic on the Company’s financial condition, results of operations, business, or prospects.

Prior to its suspension, the Program was scheduled to expire at 4:00 PM, New York City Time, on June 1, 2020, unless further extended or earlier terminated. As of 4:00 P.M. on March 24, 2020, 87,534 Shares have been purchased under the Program for an aggregate purchase price of $100,706. As of March 19, 2020, the Company had 293 shareholders of record. If the number of holders of record remains under 300, the Company would be entitled to Deregister. However, the Company does not know whether the number of holders of record will further change during the suspension of the Program. Currently, the Company does not expect to take any action to Deregister absent a material reduction below 300 in the number of holders of record or the extended stability of the number of holders of record below 300.

In connection with the announcement, SunLink will amend its Schedule 13E-3 filed in connection with the Program and also will file a Form 8-K to update the risk factors described in SunLink’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 to disclose the following risk factor regarding the COVID-19 pandemic:

The COVID-19 pandemic has significantly increased economic uncertainty. It is likely that the current outbreak or continued spread of COVID-19 will cause an economic slowdown, and it is possible that it could cause a severe recession. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of persons may elect to forgo treatments and therapies provided by SunLink’ s hospital, clinics, nursing home, and Specialty

Pharmacy business. Accordingly, even a short recession could, result in an increase in uncollectible self-pay revenues, decreased patient volumes at Trace Regional Hospital and Floy Dyer Nursing Home as well as decreased sales volume by SunLink’s Specialty Pharmacy business.

Additional Information. This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common shares of SunLink Health Systems, Inc. (“SunLink” or the “Company”). Investors and shareholders should read the Schedule 13E-3, the Notice of Share Repurchase Program, and the amendments thereto carefully as they contain important information about the Share Repurchase Program and its suspension.

Those documents as well as SunLink’ s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. The website address of the SEC is included in this press release for reference only. The information contained on such website and on the SunLink website is not incorporated by reference in this press release and should not be a part of this press release.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements including statements regarding the risks to the Company associated with the COVID-19 pandemic described in this press release. These statements speak only as of the date of this press release and are based on SunLink’ s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes with respect to the pandemic, changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare industry; and changes in facts and circumstances and other uncertainties concerning the pandemic and the current suspension of Share Repurchase Program. Further information about these matters can be found in our SEC filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast. Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the SunLink website.